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                                                                    Exhibit 99.1



F O R    I M M E D I A T E    R E L E A S E
                                             October 12, 2000
                                             For more information contact:
                                             Raymond Braun - (419) 247-2800
                                             Erin Ibele - (419) 247-2800

                   HEALTH CARE REIT, INC. TO RELEASE EARNINGS
                  AND HOLD CONFERENCE CALL ON OCTOBER 18, 2000

Toledo, Ohio, October 12, 2000..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today it will release its 2000 third-quarter earnings on Tuesday, October 17, after trading ends on the New York Stock Exchange. At 11:00 a.m. Eastern Time on October 18, the company will hold a conference call to discuss the company's results and performance for the third quarter.

The toll-free number for the call is 1-877-817-7175. Callers to this number will be able to listen to the company's discussion and to questions.

For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on October 18. To access the rebroadcast, dial 1-888-266-2086. The conference ID number is 4646502.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At June 30, 2000, the company had investments in 215 health care facilities in 34 states and had total assets of approximately $1.2 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

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